CODE OF ETHICS

for each

AQUILA FUND
listed on Appendix A (a “Fund”)

Effective: March 12, 2006
(revised September 9, 2006)
(revised March 4-5, 2011)

TABLE OF CONTENTS

I.	INTRODUCTION	[INSERT PAGE NUMBER]

II.	DEFINITIONS	2

III.	COMPLIANCE WITH LAWS AND REGULATIONS	4

IV.	CONFIDENTIALITY	5

V.	LIMITED PERSONAL TRADE REPORTING FOR INDEPENDENT TRUSTEES	6

VI.	CONFLICTS OF INTEREST	6

VII.	RECORDKEEPING	7

VIII.	REVIEWS; VIOLATIONS; PENALTIES	7

IX.	BOARD APPROVALS AND REPORTS	8

APPENDICES

Appendix A                      LIST OF FUNDS

Appendix B                      SAMPLE PERSONAL TRADE REPORT FOR INDEPENDENT TRUSTEES  (Note:  This report is not part of this Code of Ethics but is appended for convenience.)

I.	INTRODUCTION

This Code has been adopted by each registered investment company (or series thereof) listed on Appendix A hereto (each a “Fund”).  Each such Fund is managed or sponsored by an Aquila Entity and is part of the Aquila Group of Funds.  Although all of the Funds have adopted this Code, the Code is administered separately with respect to each Fund.  For example, a violation of this Code with respect to one Fund will not be deemed to be a violation of the Code with respect to another Fund.  That said, the CCO (as defined in Section II), who is responsible for administering, enforcing and interpreting the Code, shall endeavor to do so consistently across all Funds. The CCO will confer with Fund counsel in reference to issues and interpretations emanating from the administration of the Code.  The CCO is available to answer questions about this Code.

A.           Fund Policy

It is the Fund’s policy that conflicts, or even the appearance of conflicts, between the interests of the Fund and its shareholders, and the interests of the Fund’s officers and trustees and of its service providers and their respective personnel, should be avoided at all times.  This code of ethics (the “Code of Ethics” or the “Code”) has been adopted to implement this policy and to comply with certain regulatory requirements.

B.           Access Persons of the Fund

Access Persons (as defined in Section II) are subject to all applicable provisions of this Code.  The definition of Access Person in Section II reflects the facts that: (i) separate codes of ethics have been adopted by the Fund’s investment adviser, principal underwriter and any subadviser(s) (“17j-1 Service Providers”), as required by Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”); (ii) any “access person” of the Fund (as that term is more broadly defined in Rule 17j-1) who is also subject to such a code of ethics is required to comply only with such code; and (iii) any such person is therefore not required to also comply with this Code.

As a result of the foregoing, it is expected that this Code will apply only to the Independent Trustees (as defined in Section II).  This Code (including the definition of Access Person in Section II) has been drafted with that in mind and accordingly includes only limited reporting and other requirements designed for Independent Trustees.

C.           Distribution of the Code and any Amendments

The CCO shall distribute the Code to all persons subject to this Code and inform them of the Code’s requirements that apply to them.  The CCO also shall distribute to all persons subject to this Code any amended versions of this Code and inform them of the changes (see also Board approval requirements for material changes to this Code, in Section VIII below).

II.           DEFINITIONS

Listed below are definitions of some of the terms used in this Code, many of which are defined by law.

“Access Person” shall mean the officers and trustees of the Fund who are not otherwise subject to a Service Provider Code (as defined below).  The Fund expects that Access Persons will be limited to Independent Trustees.

The CCO shall determine who is or should be treated as an Access Person under this Code.  If the Fund has one or more Access Persons other than Independent Trustees, the CCO shall require any such person to comply with applicable reporting requirements under Rule 17j-1, and shall confer with Fund Counsel to determine whether such person should be subject to other Code requirements, as appropriate under the circumstances.

The CCO shall inform each Access Person of his or her status as such and of his or her responsibilities under this Code.  The CCO, in consultation with Fund counsel, shall determine whether any other persons should be deemed to be Access Persons under this Code and if so whether such other persons should be subject to all or one or more portions of this Code, as appropriate under the circumstances.  The CCO  shall maintain a list of all persons who are or who are deemed to be Access Persons for the purpose of this Code.  The CCO shall review the list and reaffirm that it is accurate and complete no less frequently than on an annual basis.  The CCO also shall maintain appropriate documentation regarding his or her determinations regarding Access Person status.

NOTE:  Under Rule 17j-1, all Fund officers and trustees are presumed to be “access persons” unless and until this presumption is rebutted.  This presumption may be rebutted if the CCO, in consultation with Fund counsel, makes a finding that such person, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the Purchase or Sale of Covered Securities by the Fund and that his or her functions do not relate to the making of any recommendations with respect to such Purchases or Sales.  The CCO shall create and maintain appropriate documentation of his or her determination in this regard, and shall determine whether and to what extent the person should be subject to the reporting and other requirements under Rule 17j-1, as appropriate under the circumstances.

“Aquila Entity” or “Aquila Entities” shall mean Aquila Management Corporation (the sponsor of the Aquila Funds), Aquila Investment Management LLC (a wholly-owned subsidiary of the sponsor, a registered investment adviser, and adviser to the Fund) and Aquila Distributors, Inc. (an affiliate of both of the foregoing, a registered broker-dealer, and the principal underwriter for the Fund).

“Beneficial Owner” or “Beneficially Owns” (as applicable) shall mean any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a Security, within the meaning of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.  “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security.  Securities in which you have an “indirect pecuniary interest” include, but are not limited to, securities held by members of your immediate family who share your household.  Immediate family includes your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and any of your in-laws.  However, if you believe that you are not actually the beneficial owner of Securities held by an immediate family member sharing your household, you may provide the CCO with information demonstrating that to the CCO, so that the CCO can make a determination in that regard.

NOTE: No report required by this Section shall be construed as an admission by the Access Person that he or she is a Beneficial Owner of any Security on the report.

“Board” shall mean the Board of Trustees of the Fund.

“CCO” shall mean the Chief Compliance Officer of the Fund or his or her authorized designee(s).

“Code of Ethics” or “Code” shall mean this Code of Ethics.

“Control” shall mean the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  A person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control the company. A person who does not own more than 25% of the voting securities of a company is presumed not to control the company.  A person who has “control” under this definition is presumed to have “control” unless and until the Securities and Exchange Commission (“SEC”) grants an order to the contrary.

“Control Person” shall mean any individual who has a Control relationship with the Fund or an investment adviser of the Fund.

NOTE:  Under no circumstances shall the Fund’s own portfolio transactions, accounts or holdings be subject to the reporting requirements of this Code.1

“Covered Security” shall mean any Security, including shares issued by offshore funds, unregistered funds (such as hedge funds), unit investment trusts, exchange-traded funds (whether structured as unit investment trusts or open-end management companies) and closed-end funds.  It also includes options, a Security convertible or exchangeable into a Covered Security and privately-placed Securities.  It does not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and, unless otherwise specifically included above (e.g., exchange-traded funds), shares of U.S.-registered open-end investment companies (including shares of the Aquila Funds and all money market funds).

"High quality short-term debt instrument" means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

“Independent Trustee” shall mean a Trustee who is not an “interested person” of the
Fund, as defined in Section 2(a)(19) of the 1940 Act.

“Personal Trading” with respect to a person includes the Sale of Securities that the person Beneficially Owns and the Purchase of Securities of which the person acquires Beneficial Ownership.  It includes Securities transactions by a person for his or her (or its) own account, as well as Securities transactions for any other account in which he or she (or it) is a Beneficial Owner.  This definition is also attributed to phrases used in this Code such as “personal trade,” “personal trades” and the like.

“President” shall mean the then-current President of the Fund.

“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell, a Security.

“Security” shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

“Service Provider Code” shall mean a code of ethics that is required to be, and has been, adopted by a 17j-1 Service Provider pursuant to and in compliance with Rule 17j-1.

III.           COMPLIANCE WITH LAWS AND REGULATIONS

A.	General Prohibitions

In connection with their Personal Trading activities and in general, Access Persons are prohibited from:

•	Employing any device, scheme, or artifice to defraud the Fund;

•
Making to the Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

•	Engaging in any manipulative practice with respect to the Fund.

B.           Front-Running

The practice of trading on the basis of the anticipated market effect of portfolio trades for the Fund, which is known as “front-running” or “scalping,” constitutes a violation of the Federal securities laws.  Therefore, it is absolutely prohibited for any Access Person to engage in such trading.

                C.           Market Timing

No Access Person shall purchase or redeem Fund shares in violation of the policies and restrictions set forth in the Fund’s prospectus, including, but not limited to, the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called “market timing” and protect the interests of long-term investors in the Fund.

D.           Insider Trading

No Access Person may Purchase or Sell any Security, or be involved in any way in the Purchase or Sale of a Security, while in possession of material non-public information about the Security or its issuer, regardless of the manner in which such information was obtained.

As used in this Code, material non-public information includes but is not necessarily limited to corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation.  Material non-public information also includes information about the Fund’s portfolio transactions and portfolio holdings.  Material information is defined as information which an investor would consider important in making an investment decision, or which would substantially affect the market price of a Security if generally disclosed.  Non-public information is defined as information which has not been effectively made available to the marketplace.

Any questions as to whether certain information is material non-public information should be directed to the CCO before trading in the subject security.

IV.           CONFIDENTIALITY

Access Persons must maintain the utmost confidentiality with respect to proprietary, sensitive or otherwise non-public information of or regarding the Fund, including non-public investment recommendations, investment decisions and securities holdings of the Fund.  Access Persons are expected to take steps to ensure that confidential information is appropriately safeguarded.

V.           LIMITED PERSONAL TRADE REPORTING FOR INDEPENDENT TRUSTEES

Independent Trustees are required to submit a Personal Trade Report to the CCO only if the Independent Trustee knew or, in the ordinary course of fulfilling his or her duties as an Independent Trustee, should have known, that during the fifteen (15) day period before or after his or her Personal Trade in a Covered Security, the Covered Security was purchased or sold, or was considered for Purchase or Sale, by or on behalf of the Fund.

Any required reports must be submitted no later than thirty (30) days after the end of the calendar quarter in which the transaction(s) were effected and must include the information described in the sample form, included as Appendix B.

Independent Trustees are not required to report Personal Trades in accounts over which they do not have any direct or indirect influence or Control (e.g., a blind trust), nor are they required to report purchases of Covered Securities pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans).2

VI.           CONFLICTS OF INTEREST

It is the responsibility of each person subject to the Code, in the event he or she has a question regarding any relationship (including serving as an officer or director/trustee of another entity), proposed transaction (including the provision or receipt of any gift or gratuity), or activity (including an outside business activity) or action that could present a conflict of interest with the Fund, or (as applicable) could jeopardize an Independent Trustee’s independence, to seek the advice of the CCO or Fund counsel to ensure that the circumstances in question do not involve any impropriety.  Fund counsel and the CCO shall confer with each other regarding any such advice sought or given.

The Independent Trustees have fiduciary duty to the Fund and are expected to fulfill their obligations to the Fund in a manner consistent with that obligation.  Although the annual trustees and officers questionnaire serves to solicit information regarding circumstances that may involve conflicts of interest, trustees and officers are nevertheless expected to promptly inform the CCO or Fund counsel of any such circumstances.  The CCO and Fund counsel shall confer with each other regarding the same.

VII.           RECORDKEEPING

The CCO shall maintain the following records in the manner and for the time periods described by Rule 17j-1 under the 1940 Act:

(a)	a copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past five (5) years has been in effect and all amendments to such Code(s);

(b)
a copy of each signed and dated Certification acknowledging receipt of the Code and any amendments or updates to the Code for a period of at least five (5) years after the individual acknowledging receipt is no longer an Access Person;

(c)	a record of any violation of the Code, and of any action taken as a result of the violation, for at least five (5) years after the end of the fiscal year in which such violation occurred;

(d)
each report, record or finding made under this Code, including any information provided in lieu of these reports (e.g., duplicate account statements) for a period of at least five (5) years after the end of the fiscal year in which the report is made or the information is provided;

(e)
a list of all individuals who currently are, or within the past five (5) years were deemed, Access Persons of the Fund, as well as records of any decision by the CCO to exempt a person from the definition of “Access Person” and supporting documentation for and facts surrounding such a decision;

(f)	a list of all individuals who currently are, or within the past five (5) years have been, required to submit Personal Trade Reports pursuant to this Code;

(g)	a list of all persons who currently are or within the past five (5) years have been responsible for reviewing reports submitted pursuant to the Code; and

(h)	a copy of each report submitted to the Board pursuant to Rule 17j-1(c)(2)(ii) for a period of five (5) years after the end of the fiscal year in which the report is made.

VIII.         REVIEWS; VIOLATIONS; PENALTIES

A.           CCO Review of Reports

Reports submitted pursuant to this Code (if any) will be reviewed by the CCO.  Through these reviews, the CCO will seek to identify any improper Personal Trading activities.  In connection with this review, the CCO will consult with Fund Counsel regarding any such activities.

B.           Reporting Violations

All persons subject to this Code are expected to promptly report any actual or suspected violations of this Code to the CCO or the President.  The identity of the person making such a report will be kept in confidence whenever possible.  Persons who report actual or suspected violations will be protected from retaliation for making such reports.

C.           Addressing Code Violations

Violations of this Code may result in the imposition of criminal penalties or sanctions by the SEC, applicable self-regulatory agencies, or other law enforcement or regulatory authorities, or remedial action by the Fund.  Such remedial action may include, but is not limited to, forfeiture of any profit from or loss avoided by a transaction, removal from office, or formal verbal or written warning.

Determinations as to whether a violation has occurred, and the appropriate sanctions, if any, to be recommended to the Board, shall be made by the CCO, in consultation with Fund counsel, and may be subject to review by the President or the Board, as appropriate.  The CCO  shall confer with the President and the Board, as appropriate, regarding Code violations.  However, no person believed to have violated this Code shall participate in such determinations made with respect to his or her own conduct.

IX.           BOARD APPROVALS AND REPORTS

B.	Initial Approval of Codes of Ethics

Under Rule 17j-1, the Board, including a majority of Independent Trustees, is required to approve the Service Provider Code of any new 17j-1 Service Provider before initially retaining its services.  Before or at the Board meeting at which such a code is scheduled for approval, the 17j-1 Service Provider is expected to provide the Board with a copy of its code of ethics, a written certification that it has adopted procedures reasonably necessary to prevent its “access persons” from violating its code, and any other information requested by the Board.

Under Rule 17j-1, the Board must base its approval on a determination that the code contains provisions reasonably necessary to prevent the relevant entity’s access persons from engaging in any conduct prohibited by the anti-fraud provisions of the rule.

C.	Approval of Material Changes to Codes of Ethics

Under Rule 17j-1, the Board, including a majority of the Independent Trustees, is required to approve any material changes to this Code, as well as to Service Provider Codes, within six (6) months following the adoption of the change.  Accordingly, the Board expects the CCO or the relevant 17j-1 Service Provider to provide timely notice to the Board of any such changes.  Rule 17j-1 requires that before the Board approved any material changes to a code of ethics, it must receive a written certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.

Under Rule 17j-1, the Board must base its approval on a determination that the code contains provisions reasonably necessary to prevent the relevant entity’s access persons from engaging in any conduct prohibited by the anti-fraud provisions of the rule.

D.	Annual Reports to the Board

Under Rule 17j-1, the Fund and each 17j-1 Service Provider is required to, at least annually, provide the Board with: (1) a written certification that the Fund or 17j-1 Service Provider has adopted procedures reasonably necessary to prevent its access persons from violating its codes of ethics; and (2) a written report that describes any issues arising under such code (or any related procedures) since the last report to the Board. This report must include in formation about material Code violations and any resulting sanctions.

1
An individual who Beneficially Owns a significant portion (i.e., more than 25%) of the Fund’s outstanding shares would be a Control Person of the Fund.  In addition, an owner of Fund shares who is a controlling shareholder of the Fund or has or shares investment control over the Fund’s portfolio would be a “beneficial owner” of the Fund’s portfolio securities.  Without the above exclusion, in such cases the Fund’s own portfolio transactions, accounts and holdings technically could be subject to the reporting and other requirements in this Code.  This result would serve no protective purpose for the Fund and its shareholders, but could prevent the Fund from engaging in beneficial transactions on a timely basis and would otherwise have inappropriate and burdensome effects.

2	Any transaction, however, that overrides the pre-set schedule or allocations of the automatic investment plan must be reported.

Aquila Funds

Capital Cash Management Trust (Dormant)
Churchill Cash Reserves Trust (Dormant)
Churchill Tax-Free Fund of Kentucky
Hawaiian Tax-Free Trust
Narragansett Insured Tax-Free Income Fund
Tax-Free Fund For Utah
Tax-Free Fund of Colorado
Tax-Free Trust of Arizona
Pacific Capital Cash Assets Trust
Pacific Capital Tax-Free Cash Assets Trust
Pacific Capital U.S. Government Securities Cash Assets Trust

The CCO, in consultation with Fund counsel, may make administrative edits to this Appendix, to add or remove Funds or change Fund names, as necessary or appropriate, in order to administer the Code properly.

As of March 6, 2011, the following funds determined to continue with their then-current Codes of Ethics pending further review of this Code as then proposed:

Aquila Three Peaks Opportunity Growth Fund
Aquila Three Peaks High Income Fund
Tax-Free Trust of Oregon

Aquila Funds

PERSONAL TRADE REPORT

For Independent Trustees

Quarter Ending: _____________________

Submission Date:  ___________________

Name: ____________________________

This report must be completed, signed and submitted to the Chief Compliance Officer no later than thirty (30) days after the end of the calendar quarter in which the transactions that prompted the Independent Trustee’s reporting obligation under the Code were effected.

Part I:                                Covered Securities Transactions

Please provide the requested information regarding the personal trades in Covered Securities made during the calendar quarter that are required to be reported under the Code.

Trans. Date	Title of Security	Ticker or CUSIP (if applicable)	Interest Rate & Maturity Date (if applicable)	Number of Shares	Principal Amount	Nature of Trans. (Buy or Sell)	Price

Part II:                      Securities Accounts

For each transaction described above, please provide the name of the broker, bank or mutual fund company in which the Covered Securities are held, and the date the account was established.

Name of Broker, Dealer, Bank or Mutual Fund Co.	Date Account was Established

Signature: ___________________________________________                                                                                                           Date: ___________________

Print Name: __________________________________________

*If you have any questions regarding this form, please contact the CCO.*